------------------------------------
                               Letterhead of
                   Hull, Towill, Norman & Barrett, P.C.
                   ------------------------------------

                               June 15, 1994







MERRY LAND & INVESTMENT COMPANY, INC.
P.O. Box 1417
Augusta, Georgia 30913

     Re: Public Offering of up to 2,875,000 shares of the common stock of Merry Land & Investment Company, Inc.

Gentlemen:

     We have acted as counsel to Merry Land & Investment Company, Inc. in connection with the referenced offering of up to 2,875,000 shares of its common stock, without par value, under its Shelf Registration Statement on Form S-3, #33-65067.

     We are familiar with the articles of incorporation and by-laws of Merry Land & Investment Company, Inc., and we have examined such additional records and public documents as we deem necessary for the opinion hereinafter expressed.


     Based upon the foregoing, we are of the opinion that:

1. Merry Land & Investment Company, Inc. is a corporation duly organized and existing under the laws of the State of Georgia and is in good standing under the laws of that state.

2. All proceedings necessary to authorize the stock offering have been taken.

3. The common stock has been duly authorized and, when sold and paid for in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to references to this opinion in the Registration Statement filed by Merry Land & Investment Company, Inc. in connection with the registration of its common stock.


                            /s/
                            Hull, Towill, Norman
                            & Barrett, P.C.